Exhibit 99.(k)(2)

AGENCY AGREEMENT

THIS AGREEMENT made the first day of March, 2016, by and between First Eagle Funds, a Delaware statutory trust, First Eagle Variable Funds, a Delaware statuatory trust, each having its principal place of business at 1345 Avenue of the Americas, New York, New York 10105, (each of First Eagle Funds and First Eagle Variable Funds referred to herein as the “Fund”), and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”).

WITNESSETH:

WHEREAS, the Fund desires to appoint DST as Transfer Agent and Dividend Disbursing Agent, and DST desires to accept such appointment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Documents to be Provided with Appointment.

In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Fund, there have been or will be filed with DST, upon request, the following documents:

A.                                    A certified copy of the resolutions of the Board of Trustees of the Fund appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign stock certificates, if any, and give written instructions and requests on behalf of the Fund;

B.                                    A certified copy of the Declaration of Trust of the Fund and all amendments thereto;

C.                                    A certified copy of the Bylaws of the Fund;

D.                                    Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission the (“SEC”).

E.                                     Specimens of all forms of outstanding stock certificates, if any, in the forms approved by the Board of Trustees of the Fund, with a certificate of the Secretary of the Fund, as to such approval;

F.                                 Specimens of the signatures of the officers of the Fund authorized to sign stock certificates, if any, and individuals authorized to sign written instructions and requests;

G.                               For this Section 1, a certificate from the Fund’s Secretary or Chief Financial Officer is acceptable.

2.                                      Certain Representations and Warranties of DST.

DST represents and warrants to the Fund that:

A.                               It is a corporation duly organized and existing and in good standing under the laws of Delaware.

B.                               It is duly qualified to carry on its business in the State of Missouri.

C.                               It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

D.                               It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of(-)any material change in its status as a registered transfer agent. The Fund may immediately terminate this Agreement upon written notice to DST, without penalty, if DST fails to remain registered as a transfer agent to the extent required by the 1934 Act and (i) fails to become re-registered within sixty (60) days following DST’s knowledge of its change in status; or (ii) the loss of DST’s registration as a transfer agent would, in the Fund’s reasonable opinion, materially negatively impact the Fund.

E.                                All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

F.                                 It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.                                      Certain Representations and Warranties of the Fund.

The Fund represents and warrants to DST that:

A.                               It is a trust duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify.

B.                               It is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

C.                               A registration statement under the Securities Act of 1933, as amended (the “1933 Act”) has been filed and will be effective with respect to all shares of the Fund being offered for sale.

D.                               All requisite steps have been and will at all times material hereto continue to be taken to register the Fund’s shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state.

E.                                Each offer to sell or sale of shares of the Fund by the Fund or its agents, representatives and dealers in each state in which a share is offered for sale or sold will be made in material compliance with all applicable Federal, State, or local laws, rules and regulations.

F.                                 The Fund is empowered under applicable laws and by its declaration, and Bylaws to enter into and perform this Agreement.

4.                                      Scope of Appointment.

A.                               Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.

B.                               DST hereby accepts such appointment and agrees that it will act as the Fund’s Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with the Fund’s periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.

C.                               DST, utilizing TA2000(Tm), DST’s computerized data processing system for securityholder accounting (the “TA2000 System”) and in accordance with the terms and conditions of this Agreement, will perform the following services as transfer and dividend disbursing agent for the Fund, and as agent of the Fund for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning), transferring and canceling share certificates; (ii) maintaining on the TA2000 System securityholder accounts; (iii) accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (“NSCC”) on behalf of NSCC’s participants, including the

Fund), in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iv) issuing instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (v) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; (vi) maintaining securityholder accounts on TA2000 through Networking; (vii) providing transaction journals; (viii) preparing securityholder meeting lists for use in connection with shareholder meetings and certifying a copy of such list; (ix) mailing securityholder reports and prospectuses; (x) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of the Fund; (xii) preparing and mailing confirmation forms to securityholders and dealers, as instructed, for all purchases and liquidations of shares of the Fund and other confirmable transactions in securityholders’ accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company; (xiv) maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions in the Fund shares; (xv) calculating the appropriate sales charge with respect to each purchase of the Fund shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund’s principal underwriter or distributor (hereinafter “principal underwriter”) or an Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such principal underwriter and disbursing such commissions to the principal underwriter; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of securityholder statements to securityholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvii) processing, generally on the date of receipt, purchases or redemptions or instructions to settle any mail or wire order purchases or redemptions received in proper order as set forth in the prospectus, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined), and causing exchanges of shares to be executed in accordance with the instructions of Authorized Persons, the applicable prospectus and the general exchange privilege applicable; (xviii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000; (xix) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000 and (xxi) providing a Cash Utilization Arrangement consistent with the provisions set forth in Exhibit A For clarification, with respect to Blue Sky obligations, the Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it’s sold. DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state).

D.                               At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.0 in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).

E.                                DST shall use reasonable efforts to provide promptly the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided (i) DST has been advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

F.                                 The Fund shall add all new series to the TA2000 System upon at least thirty (30) days’ prior written notice to DST provided that the requirements of the new series are generally consistent with services then being provided by DST under this Agreement. Rates or charges for additional series shall be as set forth in Exhibit A, as hereinafter defined, for the remainder of the contract term except as such series use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST’s then-standard pricing schedule.

G.                               The provisions of this Section 4.G that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agency Agreement or any provisions of any exhibit or other attachment to this Agency Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that — to the extent that DST provides any services under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.C(x) — it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind (except to the extent of making mathematical calculations and completing forms), and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.C(x)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

H.                              Additionally, DST shall cause its indirectly wholly owned subsidiary, DST Output, LLC, or its subsidiaries, to perform the services outlined in Exhibit F, attached hereto (the “Print Services”) for the fees and charges specified therein.

I.                                   DST shall maintain a quality control process designed to provide a consistent level of quality and timeliness for its transaction processing. DST’s performance of the services under this Agreement will be measured against service level standards (“SLAs”), which have been established in good faith by mutual written agreement of the parties and which are made a part of this Agreement as Exhibit G, attached hereto. The parties agree to work together to resolve any performance issues in good faith. The parties annually shall review and discuss the SLAs and shall make such changes therein as to which they mutually agree. In regards to the SLAs, the parties further agree that:

(1)                                      The SLA measuring period will take effect on the first day of the second full month commencing after the effective date of this Agreement.

(2)                                      DST will thereafter report results monthly.

(3)                                      In the event DST fails to perform the same specific SLA at the stated Service Level for four (4) consecutive months in any rolling twelve (12) month period, the Fund may terminate the Agreement upon sixty (60) days prior written notice, which notice shall be given within thirty (30) days after the right to terminate accrued, without the payment of any termination fee. For clarification, the right of termination under this Section shall be the Fund’s sole remedy in the event of DST’s failure to meet a SLA hereunder.

(4)                                      DST shall not be obligated to meet such performance standards where DST’s failure to meet the standard arises out of or results from (i) a failure, inadequacy in the performance of or unavailability of communication lines or communication facilities (including the equipment or computer being used to access the communication lines) outside of the DST Facilities [Note to Draft: Refer to Section 8(B)(6); (ii) a failure, inadequacy in the performance or unavailability of the Internet; (iii) failures to perform caused by third parties (including the Fund) whose actions are beyond DST’s reasonable control; (iv) a disaster beyond DST’s reasonable control which requires DST to process at its disaster recovery facility; or (vi) a failure to perform properly or timely by a third party whose performance is a prerequisite for DST’s performance, e.g., if the services of DTC/NSCC are used by the Fund in the conduct of its operations or business, the DTC/NSCC transmission must be received by DST and the Fund must have successfully completed the DDPS stream and allowed DST access to the on-lines no later than 9:00 pm before DST can commence nightly processing. A delay in any of the foregoing will cause delays in the availability of the online system, reports, DTC/NSCC files, print files, outbound transmissions, and related matters for which DST is not responsible.

(5)                            Insofar as the timely availability of any DST System or service depends on equipment under the control of the Fund (e.g., and without limitation, the Fund’s network, file servers and workstations), the Fund is responsible for the proper functioning of such equipment and that such equipment properly utilizes DST’s software, data and Services. DST shall have no responsibility or liability for the unavailability of a system or Service to the extent such unavailability was caused by the improper functioning of the Fund’s equipment. A service or report shall be available for look up or transmission when it is available in the DST Output Queue.

(6)                            Certain pre-planned extraordinary events (e.g. major hardware, software installations) may temporarily affect DST’s ability to achieve the service levels set forth on Exhibit G and, provided DST gives the Fund advance written notice of such events, DST shall not be obligated to meet such performance standards if failure to meet such standards is caused by such event for a period of time no greater than during the pendency of such event. Notwithstanding the above, such pre-planned extraordinary events outside of DST’s normal maintenance window shall not exceed twenty-four (24) hours in any six (6) month period.

5.                                 Limit of Authority.

Unless otherwise expressly limited by subsequent action by the Fund, the appointment of DST as Transfer Agent will be construed to cover the full amount of authorized stock of the class or classes for which DST is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount.

In case of such increase the Fund will file with DST:

A.                               If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Fund increasing the authority of DST;

B.

C.                               A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock.

6.             Compensation and Expenses.

A.                               In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent, the Fund will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, counsel fees, and other disbursements (“Compensation and Expenses”) incurred in connection with the agency. Such compensation is set forth in a separate schedule to be agreed to by the Fund and DST, a copy of which is attached hereto as Exhibit A. If the Fund has not paid such Compensation and Expenses to DST within 30 days from its receipt of the original invoice in proper form and subject to the provisions for disputed charges in paragraph D below, DST may charge against any monies held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement. The monthly fee for an open account shall be charged in the month in which the account is opened through the month in which such account is closed.

B.                               The Fund also agrees promptly to reimburse DST for all reasonable billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, outside counsel fees incurred in connection with, but not limited to: the review of the legal sufficiency of documentation provided by a shareholder or otherwise as to the advisability of complying with the request or instruction of a shareholder or person purporting to act on behalf of a shareholder (provided that DST provides the Fund with reasonable advance notice of any such request and permits the Fund to elect to undertake its own review of the legal sufficiency of such documentation or as to the advisability of complying with such request or instruction), or outside counsel retained for purposes of collection efforts under this Agreement, outside printing and mailing firms (including DST Output, LLC), magnetic tapes, reels or cartridges (if sent to the Fund or to a third party at the Fund’s request) and magnetic tape handling charges, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund’s request at the Fund’s or a third party’s premises, telecommunications equipment, telephone/telecommunication lines between the Fund and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation (“NSCC”) transaction fees to the extent any of the foregoing are paid by DST. The Fund agrees to pay postage expenses at least one day in advance if so requested. In addition, any other expenses incurred by DST at the request or with the consent of the Fund will be promptly reimbursed by the Fund.

C.                               Amounts due hereunder shall be due and paid on or before the thirtieth (30th)  business day after receipt of the statement therefor by the Fund (the “Due Date”). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, the Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month multiplied by the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

D.                               In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any charges which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which DST provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date. Nor may DST pay itself by a charge against monies held under this Agreement, which are held as part of the facilitation of the services hereunder.

E.                                The fees and charges set forth on Exhibit A shall increase or may be increased_as follows:

(1)                            In accordance with the “Fee Increases” provision in. Exhibit A;

(2)                            Subject to Section 24.A, DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;

(3)                            DST may charge for additional features of TA2000 used by the Fund which features are not consistent with the Fund’s current processing requirements; and

(4)                            In the event DST, at the Fund’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges, upon mutual agreement between the parties, for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST’s cost of performance.

If DST notifies the Fund of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Fund’s allocable portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.

If DST notifies the Fund of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.           Operation of DST System.

In connection with the performance of its services under this Agreement, DST is responsible for, and will perform in an accurate and timely manner such items as:

A.                               That entries in DST’s records, and in the Fund’s records on the TA2000 System created by DST, reflect the orders, instructions, and other information received by DST from the Fund, the Fund’s distributor, manager or principal underwriter, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, the Fund’s administrator and any other person whom the Fund names on Exhibit D (each an “Authorized Person”), broker-dealers or securityholders;

B.                               That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in the Fund’s records on the TA2000 System;

C.                               The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Fund and the data in the Fund’s records on the TA2000 System;

D.                               That redemption transactions and payments be effected timely, under normal circumstances on the day of receipt, and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in the Fund’s records on the TA2000 System;

E.                                The deposit daily in the Funds appropriate special bank account of all checks and payments received by DST from NSCC, broker-dealers or securityholders for investment in shares;

F.                                 Notwithstanding anything herein to the contrary, with respect to “as of adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but DST will discuss with the Fund DST’s accepting liability for an “as of on a case-by-case basis and will accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, DST in its reasonable discretion believes DST’s conduct was culpable and DST’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 7.F. when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share multiplied by the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1/2%) times the Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST is obligated under this Section 7.F. to contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.0049 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

G.                               The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) current copies of which will be provided to the Fund upon the Fund’s request, with such material changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or principal underwriter, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

H.                              The maintenance of customary records in connection with its agency, and particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940 (“1940 Act”), as amended, if any; and

I.                                   The maintenance of a current, duplicate set of the Fund’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

8.             Standard of Care; Indemnification.

A.                               DST shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services provided under this Agreement. DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal or securities laws applicable to DST’s acting as a transfer agent. In the absence of bad faith, willful misconduct, knowing violations of applicable law pertaining to the manner in which transfer agency services are to be performed by DST (excluding any violations arising directly or indirectly out of the actions or omissions to act of third parties affiliated with DST), reckless disregard of the performance of its duties, or negligence on its part, DST shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. For those activities or actions delineated in the Procedures, DST shall be presumed to have used reasonable care, due diligence, and acted in good faith if it has acted in accordance with the Procedures in effect when DST acted or omitted to act, copies of which have been provided to the Fund.

B.                               DST shall not be responsible for, and the Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, outside counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (including without limitation reasonable attorney’s fees or court costs incurred by DST in enforcing this right to the Fund’s indemnification) (the “Adverse Consequences”), arising out of or attributable to:

(1)                            All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has fulfilled all obligations under this Agreement with respect to the matter for which DST is seeking indemnification, and acted in good faith and with due diligence and reasonable care;

(2)                            The Fund’s refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Fund hereunder;

(3)                            The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing (see Exhibit D) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Fund, its investment advisor, its sponsor, its principal underwriter or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, records, transmissions and documents;

(4)                            Defaults by dealers or shareowners with respect to payment for share orders previously entered;

(5)                            The offer or sale of the Fund’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state (unless such violation results from DST’s failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be permitted to remain in the Fund’s securityholder records in or to residents of such state);

(6)                            The Fund’s errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data;

(7)                            Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Funds records, securityholder and other records, delivered to DST hereunder by the Fund or its prior agent(s);

(8)                       Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 21 hereof; and

(9)                       DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.

C.                               Except where DST is entitled to indemnification under Section 8.B. hereof and with respect to “as ofs” set forth in Section 7.F., DST shall indemnify and hold the Fund harmless from and against any and all Adverse Consequences arising out of (1) DST’s failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST’s negligence or willful misconduct or material breach of any representation or warranty of DST hereunder; and (2) any claim that DST software or service provided hereunder infringes upon or violates any U.S. patent, copyright or trade secret right of any third party; provided, however, that (i) DST is promptly notified in writing of any such claim; (ii) DST shall have the exclusive right to control the defense (including counterclaims), (iii) Fund provides all reasonable information and assistance to settle or defend the action; and (iv) Fund makes no admission as to liability or agrees to any settlement of or compromise of any such claim. In no event shall the Fund settle any such claim, lawsuit or proceeding without DST’s prior written approval. In the event of any such claim, litigation or threat thereof, DST may, in its sole and absolute discretion, either:

(a)               Procure for the Fund a right to continue to use the software or service; or

(b)               Replace or modify the software or service so as to be non-infringing without materially affecting the functions of the software or service; or

(c)                If neither of the above options are commercially feasible, terminate this Agreement and refund to Fund any pre-paid portion of the software or service less a reasonable amount attributable to the Fund’s use of the software or service prior to termination.

DST shall have no liability or obligation of indemnity for any claim which is based upon a modification of software or service by anyone other than DST, modifications by DST at Fund’s request, use of the software or service other than in accordance with this Agreement, or use of the software or service in combination with other software or service not provided by DST if infringement could have been avoided by not using the software or hardware in combination with such other software or service. This Section states the entire liability and obligations of DST with respect to infringement of any copyrights, patents, licenses, or trade secrets by the software or service or any parts thereof.

D.                               DST’s cumulative liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder or under the Agency Agreement dated December 1, 2001, by the Fund to DST as fees and charges, but not including reimbursable or other expenses, during the twenty-four (24) months immediately preceding the event giving rise to DST’s liability. The liability limitation amount set forth above shall not apply in the case of any fraud committed by DST’s employees or any intentional violations by DST’s employees. For purposes of this Section 8.D., “intentional violations” shall mean those acts undertaken purposefully under circumstances in which the person acting knows that such act violates such person’s obligations under this Agreement and will cause danger or harm to the other party or its shareholders.

E.                                IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

F.                                 Except for an indemnity obligation which arises under Section 8.C.2, which indemnification procedures are set forth therein, promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof;

but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

9.           Certain Covenants of DST and the Fund.

A.                               All requisite steps will be taken by the Fund from time to time when and as necessary to register the Fund’s shares for sale in all states in which the Fund’s shares shall at the time be offered for sale and require registration. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to DST.

B.                               DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.C. above and establish and maintain facilities and procedures .reasonably acceptable to the Fund for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices, and to carry such insurance as it considers adequate and reasonably available.

C.                               To the extent required by Section 31 of the 1940 Act as amended and rules thereunder, DST agrees that all records maintained by DST relating to the services to be performed by DST under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

D.                               DST agrees to furnish the Fund annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Fund. The annual financial statements will be certified by DST’s certified public accountants.

E.                                DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the investment company industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve.

F.                                 DST will permit the Fund and its authorized representatives (subject to execution of DST’s reasonable confidentiality and non-use agreement) to make periodic inspections of its operations, including DST’s data storage facilities as such involves or is utilized by DST to provide services to the Fund at reasonable times during business hours, and at DST’s physical premises. The Fund will provide DST with 30-days written notice in advance of the inspection date. Any inspections that require DST audit, data security or compliance personnel participation in regards to audit, data security, compliance, or due diligence procedures in excess of eighty (80) hours in any given year will be billed to Fund at DST’s then-current technical rates. DST will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Fund to the extent that the examination is conducted in relation to an examination of the Fund and DST’s services provided to the Fund, and not DST generally. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Fund to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program or Identity Theft Program obligations. To the extent that the examination is conducted in relation to an examination of the Fund and DST’s services provided to the Fund and not DST generally, any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Fund.

G.                               The Fund shall not enter into one or more omnibus, third party sub agency or sub accounting agreements with (i) unaffiliated third party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless the Fund provides DST with reasonable notice to the extent possible before the accounts are deconverted from DST.

H.                              DST shall comply with Exhibit E (Information Protection Program and Cybersecurity), which is made a part of this Agreement and applies to the Services. The policies and procedures specified in Exhibit E (Information

Protection Program and Cybersecurity) are subject to change at any time in accordance with DST’s internal change control procedures, provided that the protections afforded thereby will not be diminished in comparison with those currently provided by DST to the Fund under this Agreement. Throughout the Term of this Agreement, as part of the Services, DST shall maintain commercially reasonable backup and security procedures in accordance with its then current internal policies and procedures. DST will be reasonably available to meet with and provide assurances to the Fund concerning its backup procedures as well as its security procedures.

10.         Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of the Fund requiring a change in the form of stock certificates, DST will issue or register certificates in the new form in exchange for, or in transfer of, the outstanding certificates in the old form, upon receiving:

A.                               Written instructions from an officer of the Fund;

B.                               Certified copy of the amendment to the Articles of Incorporation or other document effecting the change;

C.                               Certified copy of the order or consent of each governmental or regulatory authority, required by law to the issuance of the stock in the new form;

D.                               Specimens of the new certificates in the form approved by the Board of Trustees of the Fund, with a certificate of the Secretary of the Fund as to such approval.

11.         Intentionally omitted.

12.         Death, Resignation or Removal of Signing Officer.

The Fund will file promptly with DST written notice of any change in the officers authorized to sign stock certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer. In case any officer of the Fund who will have signed manually or whose facsimile signature will have been affixed to blank stock certificates will die, resign, or be removed prior to the issuance of such certificates, DST may issue or register such stock certificates as the stock certificates of the Fund notwithstanding such death, resignation, or removal, until specifically directed to the contrary by the Fund in writing. In the absence of such direction, the Fund will file promptly with DST such approval, adoption, or ratification as may be required by law.

13.         Future Amendments of Declaration of Trust and Bylaws.

The Fund will promptly file with DST copies of all material amendments to its Declaration of Trust or Bylaws made after the date of this Agreement.

14.         Instructions and Signatures.

At any time DST may apply to any person authorized by the Fund to give instructions to DST, and may with the approval of a Fund officer consult with legal counsel for the Fund, or, if the legal counsel for the Fund does not respond first, then DST’s own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by DST under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.C(x), DST shall have no obligation to continue to provide such services after it has asked the Fund to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. It will also be protected in recognizing stock certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former Transfer Agent or Registrar, or of a co-Transfer Agent or co-Registrar.

15.         Force Majeure and Disaster Recovery Plans.

A.                                    DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to DST’s reasonable control which prevents or hinders DST’s performance hereunder. DST will, however, take reasonable steps to anticipate and minimize such service interruptions.

B.                                    DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Funds in case of damage to the primary facility providing those services. The Back-Up Facilities will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the DST’s declaration of a disaster and shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster. The Fund shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the Business Contingency Plan and shall provide evidence of such test to the Fund.

C.                                    DST also currently maintains, separate from the area in which the operations which provides the services to the Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST’s Business Contingency Plan.

16.          Certification of Documents.

The Certificate of Trust of the Fund and copies of all amendments thereto will, upon request, be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Declaration of Trust of the Fund and amendments thereto are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on any certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Declaration of Trust, the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Fund, will be certified by the Secretary or an Assistant Secretary of the Fund under the Fund’s seal.

17.          Records.

DST will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, as amended, if any.. Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

A.                                    Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.

B.                                    Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

18.          Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes and stock certificates which have been canceled in transfer or in exchange, upon the understanding that such books, documents, records, and stock certificates will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

19.          Provisions Relating to DST as Transfer Agent.

A.                                    DST will make original issues of shares or, if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, any documents required by Sections 5. or 10. of this Agreement, and necessary funds for the payment of any original issue tax.

B.                                    Before making any original issue of certificates the Fund will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Fund will furnish DST such evidence as may be required by DST to show the actual value of the stock. If no taxes are payable DST will be furnished with an opinion of outside counsel to that effect.

C.                                    Shares of stock will be transferred and, if shares are certificated, new certificates issued in transfer, or shares of stock accepted for redemption and funds remitted therefor, or book entry transfer be effected, upon surrender of the old certificates in form or receipt by DST of instructions deemed by DST properly endorsed for transfer or redemption accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer, exchange, sell or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer, exchange, sell or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting such transfers, exchanges, sales or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Fund or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder’s accounts, DST will not be liable for any loss which may arise by reason of not having such records.

D.                                    When mail is used for delivery of stock certificates, DST will forward stock certificates in “nonnegotiable” form by first class or registered mail and stock certificates in “negotiable” form by registered mail, all such mail deliveries to be covered while in transit to the addressee by insurance arranged for by DST.

E.                                     DST will issue and mail subscription warrants, certificates representing stock dividends, exchanges or split ups, or act as Conversion Agent upon receiving written instructions from any officer of the Fund and such other documents as DST deems necessary.

F.                                      DST will issue, transfer, and split up certificates and will issue certificates of stock representing full shares upon surrender of scrip certificates aggregating one full share or more when presented to DST for that purpose upon receiving written instructions from an officer of the Fund and such other documents as DST may deem necessary.

G.                                    If the Fund issues shares in certificated form, DST may issue new certificates in place of certificates represented to have been lost, destroyed, stolen or otherwise wrongfully taken upon receiving instructions from the Fund and indemnity satisfactory to DST and the Fund, and may issue new certificates in exchange for, and upon surrender of, mutilated certificates. Such instructions from the Fund will be in such form as will be approved by the Board of Trustees of the Fund and will be in accordance with the provisions of law and the bylaws of the Fund governing such matter.

H.                                   DST will supply a securityholders list to the Fund for shareholder meetings upon receiving a request from an officer of the Fund.

I.                                        Upon receipt of written instructions of an officer of the Fund, DST will, at the expense of the Fund, address and mail notices to securityholders.

J.                                        In case of any request or demand for the inspection of the stock books of the Fund or any other books in the possession of DST, DST will use reasonable efforts to notify the Fund and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

K.                                    DST agrees to furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a Statement on Standards for Attestation Engagements No. 16 (SSAE 16), report on controls at a Service Organization or successor report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Fund.

L.                                     (1)                                 DST shall assist the Fund to fulfill the Fund’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, Securities Act of 1933, 1934 Act, and 1940 Act, including, inter alia, Rule 38a-1, by complying with Compliance +TM, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function provided that the affected function will not be diminished in comparison with those currently provided by DST to the

Fund under this Agreement. DST shall provide the Fund with written notice of any such changes.

(2)                                 DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that our employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

(3)                                 Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Fund’s behalf under the Compliance + Program or under this Agreement shall remain the Fund’s sole obligation.

M.                                 In connection with the enactment of the Red Flags Regulations (the “Regulations”) promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act:

(1)                                 DST shall assist the Fund to fulfill the Funds’ responsibilities under certain provisions of the Regulations that focus on certain business processes that represent key activities of the transfer agent/service provider function, as set forth in the DST identity theft program (the “Identity Theft Program”), a current copy of which has hitherto been made available to Fund. These business processes are set forth in the Identity Theft Program. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function; provided that the affected function will not be diminished in comparison with those currently provided by DST to the Fund under this Agreement._ DST shall provide Fund with written notice of any such changes thereto.

(2)                                 DST shall: (i) perform the procedures set forth in the Identity Theft Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Identity Theft Program, and (iii) provide Fund with written notice of any material changes made to the Identity Theft Program.

(3)                                 Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Identity Theft Program and any obligations under the Regulations that DST has not agreed to perform under such Identity Theft Program or under this Agreement shall remain the sole obligation of the Fund(s) or the Fund, as applicable.

(4)                                 With respect to the Identity Theft Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve the Fund to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Identity Theft Program and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Identity Theft Program) shall be paid by the Fund.

N.                                    DST shall establish on behalf of the Fund banking relationships for the conduct of the business of the Fund in accordance with the terms set forth in Section 20.D. of this Agreement.

20.                          Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt,  deposit and payment of funds by the Transfer Agent in connection with the purchase and redemption of Funds shares).

A.                                    DST will, at the expense of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size convenient for use by DST.

B.                                    If the Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished to DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Fund.

C.                                    If the Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST. If stamped envelopes are used, they must be furnished by the Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.

D.                                    DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits, or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of the Fund’s shares, transfers of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

E.                                     DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

21.          Assumption of Duties By the Fund or Agents Designated By the Fund.

A.                                    The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.

B.                                    To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

C.                                    Initially the Fund or its designees shall be responsible for the following: (i) answer and respond to phone calls from securityholders and broker-dealers received directly by the Fund or forwarded to the Fund by DST, (ii) scan items into DSIt’s

AWDTM System as such calls or items are received by the Fund, and (iii) enter and confirm wire order trades where the order was taken by the Fund.

22.          Termination of Agreement.

A.                                    This Agreement shall be in effect for an initial period of five (5) years (the “Initial Term”) and thereafter may be terminated by either party as of the last day of the then current term by the giving to the other party of at least six (6) months’ prior written notice, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least six (6) months prior to the end of the then current term, this Agreement shall automatically extend for a new term of twelve (12) months unless a different period is contained in any new Fee Schedule executed by both parties as the period during which such Fee Schedule shall be effective (in which latter event the period for which the Fee Schedule applies shall be the length of the new term), each such .successive term or period, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 22. B.

B.                                    Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(1)                                 The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

(2)                                 A material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first Party;

(3)                                 The fees charged pursuant to this Agreement, as set forth in the Fee Schedule in Exhibit A hereto, increase pursuant to Paragraph 6.E.(2) herein by 5.00% or more on an annual basis; or

(4)                                 Notwithstanding the preceding sentence, (i) in the event of a failure by DST Output, LLC related to the Print Services or the Fulfillment Services, which failure materially adversely affects the business operations of the Fund and which failure continues for thirty (30) days after receipt of written notice from the Fund, the Fund’s right of termination shall be limited to termination of the Print Services or Fulfillment Services, as applicable, rather than termination of this Agreement in its entirety.

C.                                    In the event of termination, the Fund will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of the Fund to the designated successor transfer agent, to provide reasonable assistance to the Fund and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new. functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

23.          Confidentiality.

A.                                    DST agrees that, except as provided in the last sentence of Section 19.J. hereof, or as otherwise required by law, DST will keep confidential all records of and information in its possession relating to the Fund or its securityholders or securityholder accounts (the “Fund Data”) and will not disclose the same to any person not an affiliate of DST except as necessary to fulfill DST’s obligations under this Agreement or at the request or with the consent of the Fund.

B.                                    The Fund agrees, unless as otherwise required by law, to keep confidential all financial statements and other financial records received from DST, the terms and provisions of this Agreement, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data, not publicly disclosed, relating to DST’s operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST.

C.                                    Governmental Disclosures. If a party is required to file this Agreement or any portion thereof with, to, any state or federal agency or regulatory body, it shall notify the other party as permitted under applicable law, in order to allow the parties to work together to redact such provisions and to keep confidential such information as the other party deems sensitive. The Fund acknowledges that at a minimum DST considers all monetary provisions, service levels and damage limitations and formulas in this Agreement as confidential. Each party shall use its best commercially reasonable efforts to advance the position of the other party with the governmental agency or regulatory body that such provisions or information should not be provided or should not be made publicly available, and each party shall keep the other party apprised of any decision by the agency or regulatory body in this regard.

D.            (1)                               The Fund acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively “DST Confidential Information”) which the Fund’s access to the TA2000 System or computer hardware or software may permit the Fund or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST. The Fund agrees to maintain the confidentiality of the DST Confidential Information.

(2)                                 The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources, provided that such consent shall be revocable at the Fund’s discretion. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund.

(3)                                 The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Fund will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

(4)                                 The Fund acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Fund consents to the obtaining of such injunctive relief. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years.

(5)                                 In the event that, to its knowledge, the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) promptly notify DST that unauthorized information has been made available to the Fund; (ii) after identifying that such information is not intended for the Fund, not review, disclose, release, or in any way, use such unauthorized information; and (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroying such unauthorized information at DST’s cost and expense; and (iv) deliver to DST, upon DST’s request, a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed, subject to the Fund’s reasonable technical limitations, and at DST’s cost and expense, as required by this provision.

24.         Changes and Modifications.

A.                               During the term of this Agreement DST will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

B.                               DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

C.                               All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

25.         Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care in selecting the same. Such third party vendors are not, nor shall they be deemed, subcontractors for purposes of this Agreement.

26.          Limitations on Liability.

A.                               If the Fund is comprised of more than one portfolio, each portfolio shall be regarded for all purposes hereunder as a separate party apart from each other portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular portfolio constitute a right, obligation or remedy applicable to any other portfolio. The use of this single document to memorialize the separate agreement of each portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the portfolios for any reason.

B.                               Notice is hereby given that a copy of the Fund’s Certificate of Trust and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer or securityholder of the Fund individually.

27.          Miscellaneous.

A.                               This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

B.                               All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.                               The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.                               No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

E.                                The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.                                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.                               If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.                              Except as otherwise provided herein, this Agreement may not be assigned by the Fund or DST without the prior written consent of the other. DST may subcontract certain of its obligations hereunder to any domestic or foreign affiliate of DST.

I.                                   Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Fund. This Agreement is between DST and the Fund and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

J.                                   Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.                               The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.                                This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

M.                            All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to oDST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor
Kansas City, Missouri 64105
Attn: Legal Department
Facsimile No.: 816-435-8630

If to the Fund:

First Eagle Funds

1345 Ave. of the Americas, 48 Floor

New York, NY 10105

Attn: General Counsel

Facsimile No.: 646-233-5672

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.                               The representations and warranties contained herein shall survive the execution of this Agreement. The representations and warranties contained in this Section, and the provisions of Section 8 hereof shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

DST SYSTEMS, INC.

By:	/s/ Scott Chelton
Title:	President, Fund and Alternative
Investment Services

FIRST EAGLE FUNDS

By:	/s/ Michael Luzzatto
Title:	Vice President, First Eagle Funds

FIRST EAGLE VARIABLE FUNDS

By:	/s/ Michael Luzzatto
Title:	Vice President, First Eagle Variable
Funds

Schedule I

LIST OF TRUSTS

As of February 29, 2016

FUND/DESCRIPTION	Class	CUSIP
First Eagle Global Fund	A	32008F507
First Eagle Global Fund	C	32008F705
First Eagle Global Fund	I	32008F606
First Eagle Overseas Fund	A	32008F101
First Eagle Overseas Fund	C	32008F804
First Eagle Overseas Fund	I	32008F200
First Eagle US Value Fund	A	32008F887
First Eagle US Value Fund	C	32008F879
First Eagle US Value Fund	I	32008F861
First Eagle Gold Fund	A	32008F408
First Eagle Gold Fund	C	32008F788
First Eagle Gold Fund	I	32008F770
First Eagle Fund of America	Y	32008F838
First Eagle Fund of America	A	32008F853
First Eagle Fund of America	C	32008F846
First Eagle High Yield	A	32008F739
First Eagle High Yield	C	32008F721
First Eagle High Yield	I	32008F713
First Eagle Global Income Builder	A	32008F697
First Eagle Global Income Builder	C	32008F689
First Eagle Global Income Builder	I	32008F671
First Eagle Absolute Return Fund	A	32008F655
First Eagle Absolute Return Fund	C	32008F648
First Eagle Absolute Return Fund	I	32008F630
First Eagle Overseas Variable	**	32008B100